Exhibit 99.1

FOR IMMEDIATE RELEASE

Abbott and Neurocrine Announce Global Agreement to Develop and

Commercialize Elagolix for the Treatment of Endometriosis

ABBOTT PARK, Ill. and SAN DIEGO, Calif., June 16, 2010 – Abbott and Neurocrine Biosciences, Inc. today announced that they have entered into a collaboration agreement to develop and commercialize elagolix for the treatment of endometriosis-related pain. Elagolix is a novel, first-in-class oral gonadotropin-releasing hormone (GnRH) antagonist, which has recently completed a phase IIb study in endometriosis. In addition to endometriosis, elagolix will be evaluated for the treatment of uterine fibroids.

“Extensive preclinical and clinical experience with elagolix suggests this drug could be an important advance for women with endometriosis and uterine fibroids, highly prevalent conditions where there is a need for new treatments,” said John Leonard, M.D., senior vice president, pharmaceuticals, research and development, Abbott. “This agreement enhances Abbott’s late stage pipeline, with the potential for additional compounds in earlier stage development.”

Under the terms of the agreement, Abbott will receive worldwide exclusive rights to develop and commercialize elagolix and all next-generation GnRH antagonists for women’s and men’s health. Abbott will make an upfront payment of $75 million and will fund all ongoing development activities. Neurocrine is eligible to receive additional milestone payments of approximately $500 million from Abbott for the achievement of certain development, regulatory and commercial milestones; funding for certain internal collaboration expenses; plus royalty payments on any future product sales.

“We are pleased to have one of the world’s most admired companies as our partner in developing our entire GnRH portfolio for both women’s and men’s health indications,” said Kevin Gorman, president and chief executive officer, Neurocrine Biosciences. “Abbott shares our long-term vision for elagolix, and, together, we look forward to bringing this important new treatment option to endometriosis and uterine fibroid sufferers.”

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About GnRH and Elagolix

Elagolix inhibits gonadatropin releasing hormone (GnRH) receptors in the pituitary gland and ultimately reduces circulating sex hormone levels. Elagolix has a unique profile that allows partial estrogen suppression. It maintains estradiol in the low-normal range, providing symptom reduction while avoiding significant bone loss or other adverse effects that can sometimes be associated with excessive suppression of estrogen. In Phase II studies, elagolix has been found to be effective in reducing the pain associated with endometriosis. To date, elagolix has been studied in 18 clinical trials totaling more than 1,000 subjects.

About Endometriosis and Uterine Fibroids

Endometriosis is associated with a multitude of symptoms, some of the most common of which include pain related both to menstruation (dysmenorrhea) as well as chronic pelvic pain throughout the menstrual cycle, and infertility. The World Endometriosis Research Foundation estimates that there are approximately 100 million women worldwide who suffer from endometriosis. With annual healthcare costs and endometriosis-related productivity losses of approximately $4,000 per patient, the annual direct and indirect costs of endometriosis are estimated to exceed $20 billion in the United States alone.

Uterine fibroids are benign tumors that form on the wall of the uterus. They are the most common type of growth found in a woman’s pelvis and are most common in women aged 30–40 years. While many women do not have symptoms, depending on the size, location and number, uterine fibroids can cause heavy menstrual bleeding, can put pressure on the bladder and rectum, and can cause pain and nausea. Symptoms can also include miscarriages and infertility. Depending on the symptoms, treatment sometimes requires surgery.

About Neurocrine Biosciences

Neurocrine Biosciences is a biopharmaceutical company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world including endometriosis, anxiety, depression, pain, diabetes, irritable bowel syndrome, insomnia, and other neurological and endocrine related diseases and disorders. Neurocrine Biosciences news releases are available through the Company’s website at http://www.neurocrine.com.

About Abbott Laboratories

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs approximately 83,000 people and markets its products in more than 130 countries. Abbott’s news releases and other information are available on the company’s website at www.abbott.com.

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Neurocrine Biosciences Forward Looking Statement

In addition to historical facts, this press release may contain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with Neurocrine’s business and finances in general, as well as risks and uncertainties associated with the Company’s GnRH program and Company overall. Specifically, the risks and uncertainties the Company faces with respect to the Company’s GnRH program include, but are not limited to, risk that the elagolix clinical trials will fail to demonstrate that elagolix is safe and effective; risk that elagolix will not proceed to Phase III clinical trials; risk associated with the Company’s dependence on Abbott for Phase III development, commercial manufacturing and marketing and sales activities. With respect to its pipeline overall, the Company faces risk that it will be unable to raise additional funding required to complete development of all of its product candidates; risk relating to the Company’s dependence on contract manufacturers for clinical drug supply; risks associated with the Company’s dependence on corporate collaborators for commercial manufacturing and marketing and sales activities; uncertainties relating to patent protection and intellectual property rights of third parties; risks and uncertainties relating to competitive products and technological changes that may limit demand for the Company’s products; and the other risks described in the Company’s report on Form 10-K for the year ended December 31, 2009 and reports on Form 10-Q for the quarter ended March 31, 2010. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.

Abbott Forward Looking Statement

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2009, and in Item 1A, “Risk Factors,” to our Quarterly Report on Securities and Exchange Commission Form 10-Q for the period ended March 31, 2010, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments.

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Abbott Contacts:

Media: Tracy Sorrentino, 847-937-8712, tracy.sorrentino@abbott.com

Investors: Larry Peepo, 847-935-6722, larry.peepo@abbott.com

Neurocrine Biosciences Contact: Investor Relations, 858-617-7600

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